Filed Pursuant to Rule 433 of the Securities Act of 1933

 Issuer Free Writing Prospectus dated July 15, 2015
Registration No.  333-203238

Up to 3,125,000 Units
Consisting of One Share of Common Stock and
One Warrant to Purchase One-half Share of Common Stock

This free writing prospectus relates to the initial public offering of common stock and warrants of Innovation Economy Corporation, which does business under the name “ieCrowd”. It should be read together with ieCrowd’s final prospectus dated July 10, 2015 relating to the offering, which has been filed by ieCrowd with the Securities and Exchange Commission (the SEC) and which may be accessed through the following web link:

http://www.sec.gov/Archives/edgar/data/1563004/000121390015005095/f424b3071015_innovation.htm

It should also be read together with any later-dated prospectus relating to the offering and the other documents filed by ieCrowd with the SEC. As stated in ieCrowd’s prospectus, investing in ieCrowd securities involves a high degree of risk. ieCrowd is at an early stage of its development and its securities may only be appropriate for long-term investment. ieCrowd’s independent registered public accounting firm has issued an audit opinion that includes a statement expressing substantial doubt as to ieCrowd’s ability to continue as a going concern. You should purchase ieCrowd securities only if you can afford to lose your entire investment.

Innovation Economy Corporation has filed a final prospectus with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the final prospectus and other documents Innovation Economy Corporation has filed with the SEC for more complete information about Innovation Economy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, a copy of the prospectus may be obtained from TriPoint Global Equities, LLC if you request it by calling, toll-free, 1-800-304-6994.

Market Data, Product Timing & Addressable Market Info Sheet

KITE

KiteTM products are being designed to block mosquitoes from detecting and biting humans, with a goal of reducing human suffering from malaria, dengue fever, West Nile virus, and other mosquito-borne diseases.

Market Size

•	Half the world’s population at risk for malaria, estimated 207 million cases of malaria worldwide in 2012[1], malaria kills up to 600k people each year[2], economic impact to Africa estimated $12 billion per year[3]
•	One-third world’s population at risk for dengue fever, estimated 400 million infections occur globally per year[4], total annual cost of dengue in the Americas $2.1 billion[5]
•	Global annual mosquito-repellent coil sales estimated at $2.25B (at $0.05/coil – range is $0.02-$0.65)[6]
•	U.S. insect repellent market valued at $527M7
•	$450M U.S. bed bug control revenue earned by pest management professionals (PMPs) in 2013[8], up 11% from prior year, in survey of PMPs in 2013, 99.6% treated bed bugs in previous 12 month period[9]

Inflection Points (Projected) Regulated

•	Regulatory – U.S. EPA submissions early as 1H 2016 and approval beginning early as 2018
•	Regulatory – international submissions to follow
•	Approval and manufacture ready – early as 2018
•	Licensing – agreements early as 2016

Unregulated

•	Manufacture ready – early as 1H 2016
•	Licensing – agreements early as 2016

NUUMA

NuumaTM is a tiny nano-based sensor being designed to detect airborne gases at the parts per billion (ppb) level, envisioned as a “digital nose” for mobile devices, with potential consumer and professional uses ranging from testing indoor/outdoor air quality to early disease detection to homeland security.

Market Size

•	Estimated 7 million premature deaths due to air pollution (indoor and outdoor) worldwide 2012[10]
•	Global gas sensor market is estimated to increase from $1.9 billion in 2014 to $2.32 billion by 2018 with a CAGR of 5.56%[11]
•	Global wearable technology market $750 million in 2012, expected to reach $5.8 billion in 2018, at a CAGR of 40.8% from 2012 to 2018[12]
•	Global, annual wearables market expected to reach $11.61B by 2020[13]
•	U.S. market for indoor air quality equipment was valued at over $7.7 billion in 2013 and is projected to grow to $11.4 billion by 2019, a five-year CAGR of 7%[14]
•	$563M Chinese sales of air purifiers in 2013[15]

Inflection Points (Projected)

•	Regulatory – Not applicable for sensor chips integrated into 3rd party products
•	Regulatory – For Nuuma branded products, industry certifications early as 2H 2016
•	Approval and manufacture ready – early as 2H 2016

•	Licensing– agreements early as 1H 2016

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SMART OXYGEN

Smart Oxygen SolutionsTM is developing an intelligent breathing device for COPD patients and others who need supplemental oxygen, with a goal of providing a more accurate dose of oxygen to patients based on their levels of activity.

Market Size

•	In U.S. 14.8 million diagnosed patients and estimated 12 million un-diagnosed[16]
•	Total cost of COPD and other smoking related diseases in China in 2000 over $5 Billion[17]
•	COPD 2nd leading cause of death in China[18], 3rd leading cause of death U.S.[19]
•	The global oxygen therapy devices market was valued at $1.90 billion in 2013 and is expected to grow at a CAGR of 5.7% from 2014 to 2020, with estimated value of $2.80 billion in 2020[20]

Inflection Points (Projected)

•	Regulatory – expect FDA 510(k) submission early as Q4 2015
•	Manufacture ready – early as 1H 2016
•	Licensing – agreements early as 2016

MIGRAINE AND HEAD PAIN

ieCrowd is developing a non-pharmaceutical and non-invasive technology that has the potential to treat pain from migraines and headaches and other head pain. The technology is designed to stimulate the sensory fibers of a nerve in order to mask pain perception.

Market Size

•	In the U.S., 1 in 4 households has 1 person suffering from migraines[21], more than 37 million people suffer from migraines[22]
•	Migraine therapies market to increase from $3.3B in 2011 to $5.8B in 2021[23]

Inflection Points (Projected)

•	Regulatory – 6-month human trial early as 1H 2016
•	Approval – no timeline provided at this time
•	Licensing – no timeline provided at this time

SLEEP DISORDER

ieCrowd is developing non-pharmaceutical, non-invasive potential therapeutic treatments for sleep disorders. The technology, developed at UCLA, takes advantage of the fact that signals from the limbs can be interpreted by the brain as movement and can alter breathing rates.

Market Size

•	42 million people in the U.S. have sleep-disordered breathing, including sleep apnea[24]. Sleep apnea can increase the risk of heart attack, stroke, obesity, high blood pressure and diabetes[25]
•	Global sleep apnea device market valued at $7.9B in 2011, expected to reach $19.7B by 2017 (diagnostics and therapeutics). North America largest market, followed by Europe and Asia[26]
•	Estimated 100 million people worldwide could have obstructive sleep apnea of which 80% remain undiagnosed[27]

Inflection Points (Projected)

•	Regulatory – 6-month human trial early as 1H 2016
•	Approval – no timeline provided at this time
•	Licensing – no timeline provided at this time

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CURRENT ADDRESSABLE MARKET ESTIMATE

ieCrowd estimates that its 5 innovations in development have an addressable market of approximately $13 billion based on multiple public sources and management estimates:

•	$3.2B Kite (coils $2.25B, repellents $527M, bed bugs $450M)
•	$2.96B Nuuma (gas sensors $1.9B, wearables 2013 estimate $1.06B)
•	$190M Smart Oxygen (10% of $1.9B global oxygen therapy device market)
•	$3.8B Migraine and Head Pain (migraine therapies 2013 estimate $3.8B)
•	$3.2B Sleep Disorder (30% of 2013 estimate of $10.7B diagnostics and therapeutics sleep apnea device market)

This is not an offer to sell, or a solicitation of an offer to buy, any securities. Securities may not be offered or sold in the United States absent registration or an exemption from registration. ieCrowd has filed a registration statement (including a prospectus) with the SEC for the initial public offering of its securities. The prospectus contains detailed information about the company and management, as well as financial statements. You can get the prospectus, and other documents filed with the SEC by ieCrowd, by visiting EDGAR at SEC.gov or by calling, toll-free, 800-304-6994.

Investing in our company involves a high degree of risk. We are at an early stage of our development and our securities may only be appropriate for long-term investment. Our independent registered public accounting firm has issued an audit opinion that includes a statement expressing substantial doubt as to our ability to continue as a going concern. You should purchase our securities only ifyou can afford to lose your entire investment.

Certain of the statements in this document constitute forward-looking statements, including statements regarding our future results, strategies, plans and prospects. All of our forward-looking statements involve significant risks and uncertainties. There can be no assurance that any of them will prove to be accurate, and our actual future results, strategies, plans and prospects may differ materially and adversely from those stated or suggested in our forward-looking statements. Please see the “Risk Factors” section and the other disclosure in our prospectus.

1   http://www.cdc.gov/malaria/malaria_worldwide/impact.html

2   http://www.cdc.gov/malaria/malaria_worldwide/impact.html

3   http://www.ajtmh.org/content/64/1_suppl/85.full.pdf+html

4   http://www.cdc.gov/dengue/

5    http://www.denguematters.info/content/issue-2-economic-burden-dengue

6   http://www.ncbi.nlm.nih.gov/pmc/articles/PMC2859469/

7   http://www.sec.gov/Archives/edgar/data/1487730/000148773014000066/spb-20140930x10k.htm

8   http://www.pctonline.com/SPC-market-research.aspx

9    http://www.pestworld.org/all-things-bed-bugs/history-of-bed-bugs/bed-bug-facts-statistics/

10 http://www.who.int/mediacentre/news/releases/2014/air-pollution/en/

11 http://www.mordorintelligence.com/industry-reports/global-gas-sensors-market-industry

12 http://www.prweb.com/releases/2014/01/prweb11478994.htm

13 http://www.marketsandmarkets.com/PressReleases/wearable-electronics.asp

14 http://www.bccresearch.com/market-research/environment/indoor-air-quality-market-report-env003e.html

15 http://daxueconsulting.com/air-purifiers-market-in-china/

16 http://www.nhlbi.nih.gov/files/docs/research/2012_ChartBook.pdf

17 http://www.atsjournals.org/doi/pdf/10.1164/rccm.200706-927ED

18 http://www.atsjournals.org/doi/full/10.1164/rccm.200706-927ED#.VXO6ds9Viko

19 http://www.businesswire.com/news/home/20101209006673/en/COPD-Ranked-Leading-Death-U.S.-CDC-Reports

20 http://www.releasewire.com/press-releases/oxygen-therapy-devices-market/release-587503.htm

21 http://www.migraineresearchfoundation.org/fact-sheet.html

22 http://www.headaches.org/2007/10/25/migraine/

23 http://decisionresources.com/News-and-Events/Press-Releases/Migraine-Drug-Market-111512

24 http://www.nhlbi.nih.gov/about/org/ncsdr/

25 http://www.webmd.com/sleep-disorders/sleep-apnea/sleep-apnea-conditions

26 http://www.marketsandmarkets.com/PressReleases/sleep-apnea-devices.asp

27 http://www.marketsandmarkets.com/PressReleases/sleep-apnea-devices.asp

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